EXHIBIT 99.1

NEWS RELEASE

For Information Contact:
David P. Tusa, Executive Vice President and Chief Financial Officer
210.302.0410
david.tusa@newcenturyequity.com
www.newcenturyequity.com

January 7, 2003

NEW CENTURY EQUITY HOLDINGS CORP.
ANNOUNCES BOARD APPOINTMENT

SAN ANTONIO, TX…New Century Equity Holdings Corp. (Nasdaq: NCEH) (the “Company”) today announced the appointment of Stephen M. Wagner to its Board of Directors. Currently, Mr. Wagner is Chief Executive Officer of ATSI Communications, Inc. (AMEX: AI), an international telecommunications company located in San Antonio, Texas.

Prior to ATSI, Mr. Wagner was President of Qwest Communications’ Southern Region. Mr. Wagner has also held executive positions with LCI International and USLD Communications.

“We are very pleased with Steve’s decision to join our Board of Directors,” said Parris H. Holmes, Jr., Chairman of the Board and Chief Executive Officer of New Century Equity Holdings. Steve brings a wealth of business knowledge and perspective to our Board. We look forward to Steve’s contributions to the Company as we enter the new year 2003.”

Mr. Wagner replaces Stephen Barley, who recently resigned from the Company’s Board of Directors.

Regarding Princeton eCom, Mr. Holmes noted, “Under the leadership of Craig Kirsch, Princeton eCom has made substantial progress over the past year. Additionally, we believe Princeton eCom is well positioned for continued growth in 2003. In light of this progress, I have resigned my position of Chairman of the Board of Princeton eCom and Mr. Kirsch has been appointed as Chairman of the Board. I will continue on as a Board member.”

About New Century Equity Holdings Corp.

New Century Equity Holdings Corp. (Nasdaq: NCEH) is a holding company focused on high growth, technology-based companies. The Company’s holdings include Princeton eCom Corporation, Tanisys Technology, Inc., Sharps Compliance Corp. and Microbilt Corporation. New Century (www.newcenturyequity.com) is the lead investor in Princeton eCom (www.princetonecom.com), a leading application service provider for electronic and Internet bill presentment and payment solutions and Tanisys Technology, Inc. (www.tanisys.com), a developer and marketer of semiconductor testing equipment. New Century is also a financial investor in Sharps Compliance Corp. (www.sharpsinc.com), a leading provider of cost-effective logistical and training solutions for the healthcare, hospitality and residential markets and Microbilt Corporation (www.microbilt.com), a leader in credit bureau data access and retrieval which provides credit solutions to the Financial, Leasing, Health Care, Insurance, Law Enforcement, Educational and Utilities industries. New Century Equity Holdings Corp. is headquartered in San Antonio, Texas.

Certain statements contained herein are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.